Exhibit 3.5

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEAT BIOLOGICS, INC.

Heat Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.

The name of the Corporation is “Heat Biologics, Inc.” The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 10, 2008, the First Amended and Restated Certificate of Incorporation was filled with the Secretary of State of the State of Delaware on October 16, 2009, and the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2011.

2.

This Third Amended and Restated Certificate of Incorporation (“Restated Certificate”) was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.

This Certificate restates, integrates and further amends the provisions of the certificate of incorporation of the Corporation.

4.

The text of the certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I.

The name of the Corporation is Heat Biologics, Inc. (the “Corporation”).

ARTICLE II.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III.

The street address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 58,212,500 shares, consisting of 50,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 8,212,500 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The following is a statement of the powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock and the qualifications, limitations and restrictions thereof.

A.	Preferred Stock.

1.

Issuance and Series.

(a)

The Preferred Stock shall be divided into series. The first series shall consist of 112,500 shares of Preferred Stock which shall be designated as “Series 1 Preferred Stock” (the “Series 1 Preferred Stock”), the second series shall consist of 2,000,000 shares of Preferred Stock which shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), the third series shall consist of 4,100,000 shares of Preferred Stock which shall be designated as “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”), and the fourth series shall consist of 2,000,000 shares of Preferred Stock which shall be designated as “Series B-2 Preferred Stock” (the “Series B-2 Preferred Stock”), which, together with the Series B-1 Preferred, shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock,” and together with the Series 1 Preferred Stock and the Series A Preferred Stock, the “Preferred Stock”). Unless otherwise required or contemplated herein, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be treated as a single class, and all rights, privileges, and preferences appertaining to the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be identical, and all payments to be made or consideration to be provided to or in respect of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, shall be made pari passu, simultaneously, ratably, and not in preference to either such series.

(b)

Unless otherwise indicated, references to “Sections” or “Subsections” in ARTICLE IV.A refer to sections and subsections of  ARTICLE IV.A.

2.

Dividends.

(a)

The holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of assets of the Corporation that are legally available therefor, (i) with respect to the Series B Preferred Stock, cash dividends at the rate of 5% of the original issuance price per share of such series, as applicable (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B-1 Original Issue Price” with respect to the Series B-1 Preferred Stock (i.e., $2.67 per share), and the “Series B-2 Original Issue Price” with respect to the Series B-2 Preferred Stock (i.e., $5.00 per share)) computed on the basis of a 360-day year consisting of twelve 30-day months. Such dividends shall be cumulative, whether or not declared by the Board of Directors, but shall be non-compounding.

(b)

In the event the Corporation declares or pays any dividends upon the Common Stock, whether payable in securities of the Corporation (other than shares of Common Stock) or of any other Person, or in cash or other property, other than, in each case, any dividend or distribution subject to Section 4(h), the Corporation shall also declare or pay, as the case may be, to the holders of the Series 1, Series A and Series B Preferred Stock, at the same time it declares or pays, as the case may be, such dividends to the holders of Common Stock, the dividends that would have been declared or paid, as the case may be, with respect to the Common Stock issuable upon conversion of the Series 1, Series A and Series B Preferred Stock, as applicable, had all such Preferred Stock been converted into shares of Common Stock immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. Notwithstanding anything contained herein to the contrary, in no event shall the Corporation declare or pay any dividend on Common Stock, Series 1 Preferred Stock or Series A Preferred Stock so long as any accrued dividends on the Series B Preferred Stock remain unpaid.

(c)

In addition to the limitations set forth in Section 2(b) above, unless and until all accrued but unpaid dividends set forth in Section 2(a) above on the then outstanding Series B Preferred Stock shall have been paid, the Corporation shall not declare, pay or set apart any dividend, whether in cash, securities or other property, or make any other distribution on, any shares of Series 1 Preferred Stock or Series A Preferred Stock or any other series of Preferred Stock not expressly identified as ranking senior to, or pari passu with, the Series B Preferred Stock with respect to dividends and distributions.

3.

Liquidation Rights.

(a)

Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), before any distribution or payment shall be made to the holders of any shares of Common Stock or any other series of Preferred Stock, each holder of Series B-1 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, an amount in cash per share equal to the sum of (x) the Series B-1 Original Issue Price for each outstanding share of Series B-1 Preferred Stock (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all accrued but unpaid (whether or not declared) dividends on such shares, and each holder of Series B-2 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, an amount in cash per share equal to the sum of (x) the Series B-2 Original Issue Price for each outstanding share of Series B-2 Preferred Stock (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all accrued but unpaid (whether or not declared) dividends on such shares (collectively, the “Series B Liquidation Preference”). After the payment in full of the Series B Liquidation Preference to which the holders of the Series B Preferred Stock are entitled as set forth above: (i) each holder of Series 1 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, an amount in cash per share equal to the sum of (x) the “Series 1 Original Issue Price” for each outstanding share of Series 1 Preferred Stock (i.e., $2.35 per share) (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all declared but unpaid dividends on such shares; and (ii) each holder of Series A Preferred Stock shall be entitled to be paid, out of the assets of the Corporation, an amount in cash per share equal to the sum of (x) the “Series A Original Issue Price” for each outstanding share of Series A Preferred Stock (i.e., $2.10 per share) (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like) held by such holder and (y) all declared but unpaid dividends on such shares. The aggregate amount which a holder of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock is entitled to receive under this Section 3(a) is hereinafter referred to as the “Preferred Stock Preference.”

(b)

Remaining Assets. After the payment of the full amounts provided for in Section 3(a) above and any other distribution that may be required with respect to any class or series of capital stock of the Corporation ranking senior on liquidation to the Common Stock, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and the Series B Preferred Stock on an as-converted basis; provided, however, that holders of Series B Preferred Stock shall not continue to share in the distribution of the Corporation’s remaining assets pursuant to this Section 3(b) after each holder of Series B-1 Preferred Stock has received an amount per share equal to three (3) times the Series B-1 Original Issue Price, and each holder of Series B-2 Preferred Stock has received an amount per share equal to three (3) times the Series B-2 Original Issue Price, including in these computations, the applicable Series B Liquidation Preference from Section 3(a). Thereafter, the holders of the Common Stock shall be entitled to receive all remaining assets. The aggregate amount which a holder of Series 1, Series A or Series B Preferred Stock is entitled to receive under Section 3(a) and Section 3(b) is hereinafter referred to as the “Liquidation Preference.”

(c)

Priority on Liquidation. If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of the Preferred Stock of the applicable Preferred Stock Preference, subject to the rights of any series of Preferred Stock that may from time to time hereafter come into existence that is senior to, or pari passu with, the Series 1 Preferred Stock, Series A Preferred Stock and/or Series B Preferred Stock on liquidation, then the entire assets of the Corporation legally available for distribution shall be distributed first, ratably among the holders of Series B Preferred Stock in proportion to the applicable Preferred Stock Preference each such holder is otherwise entitled to receive, and secondly, any excess shall be distributed ratably among the holders of Series 1 Preferred Stock and Series A Preferred Stock in proportion to the applicable Preferred Stock Preference each such holder is otherwise entitled to receive.

(d)

Additional Liquidation Events. The following events (each an “Additional Liquidation Event”) shall each be considered a Liquidation Event under this Section 3 unless the holders of at least a majority of the then outstanding Series 1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock, together voting as a single class on an as-converted basis, elect otherwise by written notice given to the Corporation prior to the effective date of any such event:

(i)

any consolidation or merger of the Corporation or any Subsidiary (as defined below in this Section 3(d)) of the Corporation with or into any other individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity (each a “Person”), or any other corporate reorganization or similar transaction, in which the stockholders of the Corporation, immediately prior to such consolidation, merger, reorganization or similar transaction, possess less than a majority of the voting power of the Corporation (or the surviving entity if the Corporation is not the surviving entity) immediately after such consolidation, merger, reorganization or similar transaction, or any other transaction or series of related transactions to which the Corporation is a party in which, as a result thereof, in excess of 50% of the Corporation’s voting power is vested in Persons other than the stockholders of the Corporation immediately prior thereto (each, an “Acquisition”); or

(ii)

(A) any sale, transfer, lease, assignment, conveyance or other disposition by the Corporation or any Subsidiary, in any transaction or series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with U.S. generally accepted accounting principles consistently applied or by Fair Market Value (as defined below) at the time of the transaction), other than a sale, transfer, lease, assignment, conveyance or other disposition to a wholly-owned Subsidiary (it being understood that the sale or license of one or more drug candidates in the normal course of business shall not be deemed an Additional Liquidation Event and that the provision is intended to apply to the sale or license of the core technology); or (B) the exclusive license of all or substantially all of the intellectual property of the Corporation and its Subsidiaries in any transaction or a series of related transactions, other than a license to a wholly-owned Subsidiary (each, an “Asset Transfer”).

The Corporation shall not have the power to effect any transaction constituting an Additional Liquidation Event pursuant to Section 3(d)(i) above unless the agreement or plan of merger or consolidation or other transaction documents provide that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of the capital stock of the Corporation in accordance with Sections 3(a), 3(b) and 3(c). The term “Subsidiary” as used in this Restated Certificate means (x) any corporation of which more than 50% of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by the Corporation directly or through one or more other Subsidiaries and (y) any entity other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by the Corporation directly or through one or more other Subsidiaries of the Corporation.

(e)

Valuation of Consideration. If the consideration received by the Corporation is other than cash in connection with any of the events set forth above, its value will be deemed its fair market value (“Fair Market Value”) on the closing date of any such event. The Fair Market Value of any such consideration, other than securities, shall be determined in good faith by the Board of Directors acting by vote of a majority of the Board of Directors, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock. Fair Market Value of any securities shall be determined as follows:

(i)

For securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)

If such securities are traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the closing prices of such securities on such exchange as of 4:00 p.m. New York time, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all exchanges as of 4:00 p.m. New York time, or, if such securities are not listed on a securities exchange, the average of the representative bid and asked prices quoted on the Nasdaq Stock Market as of 4:00 p.m., New York time, or, if on any day such security is not quoted on the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case averaged over a period of 30 days consisting of the business day as of which Fair Market Value is being determined and the 29 consecutive business days prior to such day;

(B)

If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market System or the over-the-counter market as reported by the National Quotation Bureau, the Fair Market Value shall be the fair value thereof, as determined by the Board of Directors and the holders of at least a majority of the voting power (determined on an as-converted basis) of the then outstanding shares of Series 1, Series A and Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation’s Board of Directors and holders of at least a majority of the voting power (determined on an as-converted basis) of the then outstanding Series 1, Series A and Series B Preferred Stock. The determination of the appraiser shall be final and binding upon the parties and the Corporation shall pay the fees and expenses of such appraiser.

(ii)

The method of valuation of securities subject to investment letter or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate of the issuer of such securities) shall be to make an appropriate discount from the market value determined as above in (i) (A) or (B) to reflect the approximate Fair Market Value thereof, which discount shall be determined by vote of a majority of the Board of Directors, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock.

(f)

Alternative Amount. Notwithstanding Sections 3(a) and 3(b) above, if the aggregate per share amount that a holder of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as applicable, would be entitled to receive had all then outstanding Series 1 Preferred Stock, Series A Preferred Stock and Series B Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event (including any Additional Liquidation Event under Section 3(d)) (the “Alternative Amount”) exceeds the aggregate amount that such holder would be entitled to receive under Sections 3(a) and 3(b), then, upon such Liquidation Event (including any Additional Liquidation Event under Section 3(d)), such holder shall receive the Alternative Amount per share of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as applicable.

(g)

Notice of Liquidation Event; Distribution of Proceeds.

(i)

The Corporation shall give each record holder of Preferred Stock written notice of any impending Liquidation Event (including any Additional Liquidation Event) no later than 15 business days prior to the stockholders’ meeting called to approve such transaction, or 15 business days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid in respect of each share in connection with the Liquidation Event) and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes to the information set forth in such notice. The Liquidation Event shall in no event take place sooner than 15 business days after the Corporation has given the first notice provided for herein or sooner than 15 business days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power (determined on an as-converted basis) of all then outstanding shares of Preferred Stock that are entitled to such notice rights or similar notice rights.

(ii)

The Corporation shall, in the case of an Additional Liquidation Event constituting an Acquisition specified in Section 3(d)(i), cause the terms thereof to provide for the redemption, on the date of consummation of such Acquisition, of all then outstanding shares of the Preferred Stock at a price per share equal to the applicable Liquidation Preference. In the event the Corporation is unable to cause this to occur, the Corporation shall forthwith either cause the closing of the Acquisition to be postponed until such requirements have been complied with, or cancel such Acquisition, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 3(g)(i) hereof. In the case of any Additional Liquidation Event constituting an Asset Transfer specified in Section 3(d)(ii), if the Corporation does not effect a dissolution of the Corporation under the DGCL within 60 calendar days after such Additional Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of Preferred Stock no later than the 60th calendar day after the Additional Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) to require the redemption of such shares of Preferred Stock as provided in this Section 3(g)(ii), and (B) if the holders of at least a majority of the voting power (determined on an as-converted basis) of the then outstanding shares of Series 1, Series A and Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than 75 calendar days after such Additional Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Additional Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “Net Proceeds”) to redeem, to the extent legally available therefor, on the 90th calendar day after such Additional Liquidation Event, all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Preference. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, subject to the rights of any series of Preferred Stock that may from time to time hereafter come into existence that is senior to, or pari passu with, any of the Series 1 Preferred Stock, the Series A Preferred Stock and/or Series B Preferred Stock in liquidation, then the Corporation shall use the Net Proceeds to redeem, first, the shares of Series B Preferred Stock in proportion to the Preferred Stock Preference each such holder is otherwise entitled to receive, and secondly, the shares of Series 1 Preferred Stock and Series A Preferred Stock in proportion to the Preferred Stock Preference each such holder is otherwise entitled to receive. In the event such redemption is limited by the amount of lawfully available funds, the Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 3(g)(ii), the Corporation shall not expend or dissipate the consideration received for such Additional Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iii)

Mechanics of Redemption. In the event of a redemption pursuant to (ii) above, the Corporation shall mail, at least 15 calendar days but not more than 30 calendar days prior to the Redemption Date, a notice (a “Redemption Notice”) by means of first class mail, postage paid, addressed to the holders of record of the shares of the series of Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Corporation. The Redemption Notice shall specify (i) such holder’s right to redemption, (ii) the applicable Redemption Date, (iii) the applicable Redemption Price and (iv) the place at which such holder shall surrender its shares of the series of Preferred Stock to be redeemed. The holder of any shares of Preferred Stock to be redeemed pursuant to the provisions of (ii) shall not be entitled to receive payment of the applicable Redemption Price for such shares until such holder shall cause to be delivered, to the place specified in the Redemption Notice (i) the certificates representing such shares of Preferred Stock (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Corporation) and (ii) stock powers or other transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Preferred Stock to the Corporation free of any adverse interest. Upon the redemption of any share of Preferred Stock pursuant to (ii) above, such share shall (provided the applicable Redemption Price payable upon redemption of such share has been paid be deemed to cease to be outstanding, and all rights of any Person other than the Corporation in such share shall be extinguished on the Redemption Date (including all rights to receive future dividends with respect to such share), except for the right to receive the applicable Redemption Price, subject to applicable escheat laws. In the event that any shares of Preferred Stock shall be converted into Common Stock prior to the close of business on the Redemption Date, (i) the Corporation shall not be obligated nor have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the applicable Redemption Price shall be returned to the Corporation forthwith upon such conversion (less declared dividends payable to holders of shares of such series of Preferred Stock on the record date for the payment of such dividends, regardless of whether such shares are converted subsequent to such record date).

4. Conversion.

The holders of Series 1 Preferred Stock, Series A Preferred Stock and holders of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)

Optional Conversion.

(i)

At any time and from time to time, shares of Series 1 Preferred Stock shall be convertible, at the option of the holder thereof, at the principal corporate office of the Corporation or any transfer agent for such shares, into such number of validly issued, fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series 1 Preferred Stock, by dividing (A) the Series 1 Original Issue Price ($2.35 per share) by (B) the Series 1 Conversion Price (as defined herein) in effect on the date the certificate representing such share is surrendered for conversion. The initial conversion price per share for the Series 1 Preferred Stock (the “Series 1 Conversion Price”) shall be the Series 1 Original Issue Price; provided, however, that the Series 1 Conversion Price shall be subject to adjustment as set forth in Sections 4(d), 4(e), 4(f) and 4(o) below.

(ii)

At any time and from time to time, shares of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at the principal corporate office of the Corporation or any transfer agent for such shares, into such number of validly issued, fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series A Preferred Stock, by dividing (A) the Series A Original Issue Price ($2.10 per share) by (B) the Series A Conversion Price (as defined herein) in effect on the date the certificate representing such share is surrendered for conversion. The initial conversion price per share for the Series A Preferred Stock (the “Series A Conversion Price”) shall be the Series A Original Issue Price; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in Sections 4(d), 4(e), 4(f) and 4(o) below.

(iii)

At any time and from time to time, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the principal corporate office of the Corporation or any transfer agent for such stock, into such number of validly issued, fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series B-1 Preferred Stock, by dividing (A) the Series B-1 Original Issue Price ($2.67 per share) plus accrued but unpaid dividends thereon by (B) the Series B-1 Conversion Price (as defined herein) in effect on the date the certificate representing such share is surrendered for conversion; and with respect to each share of Series B-2 Preferred Stock, by dividing (A) the Series B-2 Original Issue Price ($5.00 per share) plus accrued but unpaid dividends thereon by (B) the Series B-2 Conversion Price (as defined herein) in effect on the date the certificate representing such share is surrendered for conversion. The initial conversion price per share for the Series B-1 Preferred Stock (the “Series B-1 Conversion Price”) shall be the Series B-1 Original Issue Price; provided, however, that the Series B-1 Conversion Price shall be subject to adjustment as set forth in Sections 4(d), 4(e), 4(f) and 4(o) below. The initial conversion price per share for the Series B-2 Preferred Stock (the “Series B-2 Conversion Price”) shall be the Series B-2 Original Issue Price; provided, however, that the Series B-2 Conversion Price shall be subject to adjustment as set forth in Sections 4(d), 4(e), 4(f) and 4(o) below.

(iv)

The Series 1 Conversion Price, the Series A Conversion Price, the Series B-1 Conversion Price, and the Series B-2 Conversion Price, are hereinafter sometimes individually referred to as a “Conversion Price.”

(b)

Automatic Conversion. Each share of Series 1 Preferred Stock, Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock shall automatically be converted by the Corporation into shares of Common Stock at the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, and Series B-2 Conversion Price, respectively, in effect immediately prior thereto upon the earlier of: (i) except as provided in Section 4(c) below, the date of consummation of the Corporation’s sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), resulting in aggregate net cash proceeds to the Corporation (after deducting applicable underwriting discounts and commissions) of at least $15 million (a “Qualified Public Offering”), (ii) with respect to shares of Series 1 Preferred Stock, the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series 1 Preferred Stock, (iii) with respect to shares of Series A Preferred Stock, the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series A Preferred Stock, which super majority must include the shares of stock held by Brightline Ventures III LLC (or its affiliates) for so long as Brightline holds at least 40% of the Series A Preferred Stock held by it upon conversion of its convertible promissory notes purchased on or prior to June 30, 2010 (as adjusted for splits, etc.), (iv) with respect to shares of Series B-1 Preferred Stock, the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series B-1 Preferred, and (v) with respect to shares of Series B-2 Preferred Stock, the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series B-2 Preferred. The date on which such conversion is required pursuant to this Section 4(b) shall hereinafter be referred to as the “Mandatory Conversion Date.”

(c)

Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 4(a) above or to receive certificates evidencing the shares or the other property into which such Preferred Stock has automatically been converted upon the occurrence of any of the events specified in Section 4(b) above, as the case may be, such holder shall surrender the certificate or certificates therefor, duly endorsed (or deliver a customary affidavit of loss with indemnity satisfactory to the Corporation) at the principal corporate office of the Corporation or any transfer agent for the Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock and, in the case of Section 4(a) above, shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder’s shares, which shall in any event convert in accordance with Section 4(b) above. The Corporation shall, as soon as practicable thereafter, pay (i) in the case of Series 1 and Series A Preferred Stock, all declared but unpaid dividends on such shares of Preferred Stock through the date of conversion and (ii) in the case of Series B Preferred Stock, all accrued and unpaid dividends on such shares of Preferred Stock through the date of conversion and, in all cases, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The issuance of certificates for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders of Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Common Stock; provided, however, that the Corporation shall not be responsible for the payment of any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so surrendered were registered. Such conversion shall be deemed to have been made, in the case of a conversion pursuant to Section 4(a), immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted and, in the case of a conversion pursuant to Section 4(b), as of the opening of business on the Mandatory Conversion Date, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The Corporation shall not close its books against the transfer of Preferred Stock or of shares of Common Stock issued or issuable upon conversion of the Preferred Stock in any manner which interferes with the timely conversion of the Preferred Stock. The Corporation shall assist and cooperate with any holder of Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of shares of Preferred Stock (including, without limitation, making any filings required to be made by the Corporation). Upon conversion of shares of Preferred Stock into Common Stock, the Corporation shall take all such actions as are necessary in order to ensure that such shares of Common Stock are validly issued, fully paid and nonassessable, and are free and clear of all liens, taxes, charges or encumbrances with respect to the issuance thereof. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until as of the opening of business on the day of closing of such sale of securities. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate as of the time at which conversion has been deemed to occur as provided above. In the event of a Liquidation Event, the right to convert any share of Preferred Stock shall terminate at the close of business on the last full business day preceding the date fixed for payment of any amounts distributable to the holders of the Preferred Stock as a result of such Liquidation Event.

(d)

Adjustments to the Conversion Prices for Certain Dilutive Issuances.

(i)

Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(A)

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the date on which the first shares of Series B Preferred Stock were issued (the “Initial Series B Issuance Date”), other than shares of Common Stock issued or issuable:

(1)

upon conversion of shares of Series 1 Preferred Stock, Series A Preferred Stock, or Series B Preferred Stock or any options, warrants or notes currently outstanding, or shares of Series B Preferred Stock or warrants exercisable therefor issued pursuant to that certain Series B Preferred Stock Purchase Agreement dated even herewith (the “Purchase Agreement”);

(2)

to officers, directors, consultants or employees of the Corporation pursuant to stock option or stock purchase plans or agreements, which plan or agreement has been approved by vote of a majority of the Board of Directors, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock; provided that any such issuances, in the aggregate, equal less than 10% of the outstanding shares of Common Stock of the Corporation on the Initial Series B Issuance Date (calculated on a fully diluted basis, subject to adjustment for stock dividends, stock splits, reorganizations, recapitalizations and the like), unless otherwise unanimously approved by the Board of Directors;

(3)

in connection with bona fide, arm’s length bank financings, corporate partnering transactions, joint ventures, manufacturing agreements, sponsored research, equipment leases or acquisitions of intellectual property rights or assets whether directly or through the acquisition of equity on terms approved by vote of a majority of the Board of Directors, which majority shall include a majority of the directors elected by the Series 1, Series A and Series B Preferred Stock ; provided that such transactions are primarily for purposes other than equity financing;

(4)

in a subdivision to which Section 4(e) applies, a dividend or distribution to which Section 4(f) applies or a recapitalization, reclassification, reorganization, merger, consolidation or sale to which Section 4(h) applies;

(5)

pursuant to the acquisition of another Person by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, the business or all or substantially all of the assets of such other Person or fifty percent (50%) or more of the voting power of such other Person or fifty percent (50%) or more of the equity ownership of such other Person; provided, further, that any such issuances are approved by the Board of Directors;

(6)

for which adjustment of the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price has previously been made pursuant to Section 4(d)(iv).

(B)

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock, Series 1 Preferred Stock, Series A Preferred Stock, and Series B Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(C)

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii)

No Adjustment of Conversion Prices. Notwithstanding any provision herein to the contrary, no adjustment in the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as the case may be, shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, respectively, in effect on the date of, and immediately prior to, such issuance.

(iii)

Deemed Issuance of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities other than Options or Convertible Securities issued pursuant to the Corporation’s stock option or stock purchase plans or agreements, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)

no further adjustments in the applicable Conversion Price shall be made upon the subsequent issue of shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities (or, in the case of Options for the purchase of Convertible Securities, the subsequent issue of the Convertible Securities or the shares of Common Stock issuable upon conversion or exchange thereof);

(B)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that no such adjustment of the applicable Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock; and

(C)

no readjustment pursuant to clause (B) above shall have the effect of increasing the applicable Conversion Price to an amount that exceeds the lesser of (1) the applicable Conversion Price on the Initial Series B Issuance Date and (2) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the Initial Series B Issuance Date and such readjustment date.

(iv)

Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Initial Series B Issuance Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for consideration per share less than the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then the Series 1 Conversion Price, Series A Conversion Price, the Series B-1 Conversion Price, Series B-2 Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series 1 Conversion Price, Series A Conversion Price, the Series B-1 Conversion Price, or the Series B-2 Conversion Price, as the case may be, then in effect by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series 1 Conversion Price, Series A Conversion Price, the Series B-1 Conversion Price, or the Series B-2 Conversion Price, as the case may be, in effect immediately prior to such issuance, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued. For purposes of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all Convertible Securities had been fully converted into shares of Common Stock and any outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v)

Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation in connection with the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)

Cash and Property. Such consideration shall:

(1)

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

(2)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(3)

in the event Additional Shares of Common Stock are issued together with other securities or property of the Corporation for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B)

Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) relating to Options and Convertible Securities shall be determined by dividing:

(1)

the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(e)

Adjustment for Stock Splits and Combinations. In the event the Corporation at any time or from time to time after the Initial Series B Issuance Date effects a subdivision (by any stock split or otherwise) of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock (other than in connection with a transaction subject to Section 4(h)), the applicable Conversion Price in effect immediately before such subdivision shall be proportionately decreased. Conversely, in the event the Corporation at any time or from time to time after the Initial Series B Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock (other than in connection with a transaction subject to Section 4(h)), the applicable Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date such subdivision or combination becomes effective.

(f)

Adjustment for Common Stock Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Series B Issuance Date declares, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock (other than in connection with a transaction subject to Section 4(h)), in each such event the applicable Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (ii) the denominator of which is (A) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g)

Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Series B Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution upon the Common Stock payable in securities of the Corporation (other than shares of Common Stock) or of any other Person, or in cash or other property, other than, in each case, a dividend or distribution subject to Section 4(h), then and in each such event provision shall be made so that the holder of each share of Preferred Stock shall receive upon conversion of such share of Preferred Stock, in addition to the number of shares of Common Stock issuable in connection therewith, the kind and amount of securities of the Corporation and/or cash and other property which such holder would have been entitled to receive had such share of Preferred Stock been converted into Common Stock immediately prior to the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained any such securities and/or other property receivable, giving application to all adjustments called for during such period under this Section 4 with respect to the rights of such holder.

(h)

Adjustments for Reorganizations, Mergers or Consolidations. If at any time after the Initial Series B Issuance Date there is a recapitalization, reclassification or reorganization of the Common Stock as a result of which the Common Stock is changed into the same or a different number of shares of any other class or classes of stock or other securities or property (other than a subdivision or combination subject to Section 4(e)) or a merger or consolidation of the Corporation with or into, or a sale of substantially all of the assets of the Corporation to, another Person (other than an Acquisition or Asset Transfer), as a part of such recapitalization, reclassification, reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, in lieu of shares of Common Stock, the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion of such Preferred Stock immediately prior to the record date or other effective time of such recapitalization, reclassification, reorganization, merger, consolidation or sale would have been entitled on such recapitalization, reclassification, reorganization, merger, consolidation or sale, subject to appropriate adjustment in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after such recapitalization, reclassification, reorganization, merger, consolidation or sale to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares or other property issuable upon conversion of the Preferred Stock) shall be applicable after that event to such shares or other property thereafter so receivable upon conversion and be as nearly equivalent as practicable.

(i)

Adjustment Threshold and Recording. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price. All calculations under this Section 4 shall be made to the nearest one hundredth of a cent ($0.0001) or to the nearest one hundredth (1/100) of a share, as the case may be.

(j)

No Impairment. The Corporation shall not, by amendment of this Restated Certificate (by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or otherwise, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(k)

No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(l)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series 1 Conversion Price, the Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as the case may be, pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) such adjustment and readjustment, (ii) the Series 1 Conversion Price, the Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as the case may be, at the time in effect and (iii) the number of shares of Common Stock and the amount of other property, if any, which at the time would be received upon the conversion of a share of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be.

(m)

Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, at least 20 calendar days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(n)

Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, the Corporation shall take such corporate action as may be necessary, in the reasonable opinion of its counsel, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate, which approval shall be obtained by the affirmative vote of the holders of a majority of the voting stock of the Corporation (voting together on an as-converted basis). The Corporation shall also use its best efforts to take all such actions as may be necessary to ensure that all shares of Common Stock issuable upon conversion of the Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange or quotation system upon which shares of Common Stock may be listed or quoted, as the case may be. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for conversion of Preferred Stock.

(o)

Certain Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not otherwise expressly provided for by, or expressly excluded from, such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features not involving the issuance of actual shares of capital stock of the Corporation or rights to purchase or otherwise acquire the same), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as the case may be, so as to protect the rights of the holders of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock; provided, that no such adjustment shall increase the Series 1 Conversion Price, Series A Conversion Price, Series B-1 Conversion Price, or Series B-2 Conversion Price, as otherwise determined pursuant to this Section 4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock.

(p)

Notices. Any notice, request, demand or other communication required or permitted to be given to a holder of Series 1 Preferred Stock, Series A Preferred Stock or Series B Preferred Stock, as the case may be, pursuant to the provisions of this Restated Certificate will be in writing and will be effective and deemed given under this Section 4 on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile, with confirmed transmission and receipt, (iii) two (2) calendar days after deposit with a nationally-recognized courier or overnight service and (iv) five (5) calendar days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party in the records of the Corporation. Any holder of Preferred Stock (and such holder’s permitted assigns) may change such holder’s address for receipt of future notices hereunder by giving written notice to the Corporation.

(q)

Covenant to Series B Preferred Stockholders. So long as fifty percent (50%) of the Series B Preferred Stock issued by the Corporation immediately following the Second Closing (as defined in the Purchase Agreement) remains outstanding, subject to the terms and conditions of this Section 4, in the event and to the extent the Corporation grants, in the first round of equity financing in a private offering of the Corporation’s Preferred Stock occurring after the completion of the Second Closing, subsequent purchasers of the Corporation’s Preferred Stock, rights, privileges, or preferences pertaining to the conversion price thereof which in the reasonable opinion of the Corporation and its counsel, are in substance substantially more favorable to such purchasers than the rights, privileges, and preferences granted to the holders of the Series B Preferred Stock solely under this Section 4, then the rights, privileges, and preferences granted to the holders of the Series B Preferred Stock solely under this Section 4 shall be modified to be substantially similar in substance to such rights granted to such subsequent purchasers. The covenant made to the holders of the Series B Preferred Stock under this Section 4(q) may be waived with the written consent of holders of fifty percent (50%) of the then-outstanding shares of Series B Preferred Stock.

5.

Voting Rights.

(a)

General. Except as otherwise provided in Section 5(d) or as required by law, holders of the Preferred Stock shall be entitled to vote together with the shares of the Common Stock of the Corporation and not as a separate class on all matters submitted to a vote of the holders of shares of Common Stock, and may act by written consent in the same manner as the Common Stock, with each holder of shares of Preferred Stock entitled to the number of votes as shall be equal to the number of shares of Common Stock into which such holder’s aggregate number of shares of Preferred Stock are convertible pursuant to Section 4 immediately after the close of business on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. It being understood that if holders of Preferred Stock vote on a matter as a separate class then they do not also vote with the Common Stock on an as converted basis on such matter. Each holder of Preferred Stock shall be entitled, notwithstanding any provision hereof to the contrary, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one (1)).

(b)

Protective Provisions. In addition to any other vote or consent required herein or by law, for so long as any shares of Preferred Stock originally issued remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the Series 1 Preferred Stock, Series A Preferred Stock (which majority must include Brightline so long as the Brightline ownership test is met), Series B Preferred Stock, and at least a majority of the then outstanding Common Stock, each voting as a separate class:

(i)

amend, alter or repeal any provision of this Restated Certificate or the Bylaws (unless such action is taken in connection with a Qualified Public Offering);

(ii)

create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and the payment of dividends, or increase the authorized number of shares of Series A Preferred Stock, Series 1 Preferred Stock or Series B Preferred Stock, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A with respect to liquidation, dissolution or winding up of the Corporation and the payment of dividends (unless such action is taken in connection with a Qualified Public Offering);

(iii)

(i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege, or (iii) otherwise reclassify, alter or amend any existing security of the Corporation in any manner that is adverse to the Series A Preferred Stock, Series 1 Preferred Stock or Series B Preferred Stock (unless such action is taken in connection with Qualified Public Offering);

(iv)

purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof or (iv) as approved by the Board (unless such action is taken in connection with a Qualified Public Offering);

(v)

take any action to dissolve or otherwise liquidate the Corporation; or

(vi)

sell all or substantially all of the Corporation’s assets or effect a merger or consolidation or any other transaction resulting in the acquisition of the Corporation, provided, that, no such consent or vote shall be necessary in the event that the holders of the Series A Preferred Stock, Series 1 Preferred Stock and Series B Preferred Stock would receive, as consideration for their shares in such transaction, cash or freely tradable securities worth at least three times their initial investment.

(c)

Series B Protective Provisions. For so long as a majority of the number of shares of Series B Preferred Stock originally issued (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) remain outstanding and until such time as an additional $20,000,000 is received by the Corporation through a financing, grant or licensing or joint venture agreement (exclusive of amounts received by the Corporation pursuant to the Purchase Agreement), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting or consenting together as a single class:

(i)

enter into the ownership, active management or operation of any business other than the business of the Corporation as it is carried out as of the original date of issuance of the Series B-1 Preferred Stock;

(ii)

make any loan or advance to any subsidiary or other entity, unless at least eighty percent (80%) owned by the Corporation;

(iii)

except to the extent it has received the prior approval of the Board, including the director nominated by the Series B Preferred Stock, (a) dispose of or acquire any interest in any entity or business (whether by purchase of assets, purchase of stock, merger or otherwise); provided, however, that disposing, by exclusive license or otherwise, of any particular indication or product for more (on a net present value basis) than the amount the Corporation has invested in that indication or product (as determined in the reasonable good faith discretion of a majority of the Corporation’s Board) shall not be subject to approval of the Series B Preferred or the director nominated by the Series B Preferred; (b) enter into any joint venture (other than with third parties who are based in, and all of whose beneficial owners are citizens and residents of, any of the countries listed on Appendix 1 hereto) or make any investment involving consideration of $5,000,000 of more; (c) incur or assume any liability, indebtedness or other payment obligation, other than under existing agreements, that commits the Corporation to pay $5,000,000 or more; (d) make any expenditure, or commit to make any expenditure, of $5,000,000 or more; (e) make any loan or advance to any person in excess of $5,000; (f) approve the annual business plan of the Corporation consistent with the Corporation’s goal of developing its technology platform for multiple indications and partnering with others on the development of these indications; or (g) create or issue, or permit any subsidiary to create or issue, any debt, other than under existing agreements, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000; or

(iv)

amend any of the foregoing provisions.

(d)

Election of Directors.

(i)

The number of directors of the Corporation on the Initial Series B Issuance Date shall be not less than seven (subject to any such vacancies which may from time to time not be filled by the stockholders having the right to nominate a director to fill such vacancy), and thereafter shall, subject to any vote or consent expressly required by this Restated Certificate, be fixed from time to time in accordance with the Bylaws of the Corporation.

(ii)

For so long as any shares of Series 1 Preferred Stock remain outstanding, the holders of the Series 1 Preferred Stock, voting together as a single class, shall be entitled to elect one director of the Corporation. Any director so elected by the holders of the Series 1 Preferred Stock may be removed without cause by, and only by, the holders of the Series 1 Preferred Stock. Any vacancy caused by the resignation, death or removal of a director elected by the holders of the Series 1 Preferred Stock may be filled only by the holders of the Series 1 Preferred Stock.

(iii)

For so long as any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting together as a single class, shall be entitled to elect one director of the Corporation. Any director so elected by the holders of the Series A Preferred Stock may be removed without cause by, and only by, the holders of the Series A Preferred Stock. Any vacancy caused by the resignation, death or removal of a director elected by the holders of the Series A Preferred Stock may be filled only by the holders of the Series A Preferred Stock.

(iv)

For so long as any shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock, voting together as a single class, shall be entitled to elect one director of the Corporation. Any director so elected by the holders of the Series B Preferred Stock may be removed without cause by, and only by, the holders of the Series B Preferred Stock. Any vacancy caused by the resignation, death or removal of a director elected by the holders of the Series B Preferred Stock may be filled only by the holders of the Series B Preferred Stock.

(v)

For so long as any shares of Series 1 Preferred Stock remain outstanding, the holders of the Series 1 Preferred Stock and the holders of the Common Stock, voting together as a single class on as-converted basis, shall be entitled to elect two directors of the Corporation. Any director so elected by the holders of the Series 1 Preferred Stock and Common Stock may be removed without cause by, and only by, the holders of the Series 1 Preferred Stock and Common Stock. Any vacancy caused by the resignation, death or removal of a director elected by the holders of the Series 1 Preferred Stock and Common Stock may be filled only by the holders of the Series 1 Preferred Stock and Common Stock.

(vi)

The holders of the Common Stock, voting together as a single class, shall be entitled to elect one director of the Corporation. Any director so elected by the holders of the Common Stock may be removed without cause by, and only by, the holders of the Common Stock. Any vacancy caused by the resignation, death or removal of a director who was elected by the holders of the Common Stock may be filled only by the holders of the Common Stock.

(vii)

The holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one independent director of the Corporation. Any director so elected by the holders of the Common Stock and Preferred Stock may be removed without cause by, and only by, the holders of the Common Stock and Preferred Stock. Any vacancy caused by the resignation, death or removal of a director who was elected by the holders of the Common Stock and Preferred Stock may be filled only by the holders of the Common Stock and Preferred Stock.

(viii)

The lead investor for the Series B Preferred Stock (i.e., the single largest purchaser of Series B Preferred Stock pursuant to the Purchase Agreement immediately following the Second Closing) shall have the right to appoint a board observer to sit on all meetings of the Board of Directors, subject to customary exclusions and restrictions on the rights of such observer, if the holders of the Series B Preferred Stock have not selected a director to serve on the Board of Directors or if the director selected by the Series B Preferred Stock is not a representative of the lead investor.

(e)

Actions by Subsidiaries. For so long as any shares of Preferred Stock originally issued remain outstanding, the Corporation shall not, without first obtaining the approval or consent of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class, permit any of its Subsidiaries to take any of the actions set forth in Sections 5(b)(i) through 5(b)(vi). The Corporation covenants that it shall, as promptly as practicable after the date hereof, take all actions to amend the certificate of incorporation, operating agreements or other governing documents of all of its direct or indirect current and future Subsidiaries (whether U.S. or foreign), to provide that none of the actions listed in Sections 5(b)(i) through 5(b)(vi) hereto may be taken by such Subsidiary without the approvals set forth in this subparagraph.

(f)

Termination of Voting Rights. Sections 5(a) through 5(f) (other than Section 5(d)(i)) shall automatically terminate upon consummation of a Qualified Public Offering and following such event, the Preferred Stock will have no voting rights except as otherwise required by law.

(g)

Affiliated Transactions. The approval of a majority of the disinterested members of the Board of Directors shall be required for any action which results in the Corporation entering into a material transaction or series of material transactions outside the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency) with any stockholder, director, officer, employee, consultant, agent, advisor, employee, representative or affiliate of the Corporation.

6.

Replacement.

(a)

If an owner of a certificate representing shares of Preferred Stock claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)

If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares.

7.

Ranking. The Series B Preferred Stock ranks senior to the Series 1 Preferred Stock and Series A Preferred Stock with respect to dividends and distributions, on liquidation and with respect to redemption.

B.	Common Stock.

1.

Dividend Rights. Subject to the provisions of this ARTICLE IV, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

2.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

3.

Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Restated Certificate, at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Restated Certificate, (a) holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote or consent thereon pursuant to this Restated Certificate and (b) the holders of Common Stock, as such, shall not be entitled to vote on or consent to any matter submitted to a vote of any series of Preferred Stock in which the holders of such series of Preferred Stock, either separately or together with any other series of Preferred Stock, are entitled to vote pursuant to ARTICLE IV.A, Sections 5(b), 5(c) and 5(d) of this Restated Certificate or a certificate of designations of a series of Preferred Stock, unless otherwise provided in such certificate of designations.

ARTICLE V.

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

ARTICLE VI.

Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

ARTICLE VII.

A.	Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this ARTICLE VII.A by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Restated Certificate inconsistent with this ARTICLE VII.A will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

B.	Indemnification.

1.

Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred by this ARTICLE VII.B shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

2.

The rights conferred on any Covered Person by this ARTICLE VII.B shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

3.

Any repeal or amendment of this ARTICLE VII.B by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this ARTICLE VII.B, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

4.

This ARTICLE VII.B shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII.

Subject to any additional vote required by this Restated Certificate, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate, the Bylaws or the DGCL; and, except as set forth in  ARTICLE VII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE VIII.

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The foregoing Third Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been signed on behalf of the Corporation effective this 20th day of March, 2013.

HEAT BIOLOGICS, INC.

By:	/s/ Jeffrey Wolf
Name: Jeffrey Wolf
Title: Chief Executive Officer